                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G
                                (Rule 13d-102)

                INFORMATION TO BE INCLUDED IN STATEMENTS FILED
            PURSUANT TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS
                      THERETO FILED PURSUANT TO 13d-2(b)
                              (Amendment No. __)*




                             NOVAMED EYECARE, INC.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                    COMMON STOCK, par value $.01 per share
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  66986W 10 8
                  -------------------------------------------
                                (CUSIP Number)

                               December 31, 1999
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

   [ ] Rule 13d-1(b)

   [ ] Rule 13d-1(c)

   [X] Rule 13d-1(d)


                                      ________________


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                      SCHEDULE 13G

---------------------                                         ------------------
CUSIP No. 66986W 10 8                                         Page 2 of 18 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      KIRK FAMILY LIMITED PARTNERSHIP

--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3


--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      GEORGIA

--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            2,338,977

      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             2,338,977

      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,338,977
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      9.8%

--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

--------------------------------------------------------------------------------


                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13G
---------------------                                         ------------------
CUSIP No. 66986W 10 8                                         Page 3 of 18 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      S. KIRK, S.C.

--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3


--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      ILLINOIS

--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0-

      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          2,338,977
     OWNED BY
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-

      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          2,338,977
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,338,977
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      9.8%

--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO

--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13G
---------------------                                         ------------------
CUSIP No. 66986W 10 8                                         Page 4 of 18 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      KIRK EYE CENTER, S.C.

--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3


--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      ILLINOIS

--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0-

      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          2,338,977
     OWNED BY
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-

      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          2,338,977
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,338,977
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      9.8%

--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO

--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13G
---------------------                                         ------------------
CUSIP No. 66986W 10 8                                         Page 5 of 18 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      SCOTT H. KIRK, M.D.

--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3


--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S.A.

--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            154,247

      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          2,338,977
     OWNED BY
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             154,247

      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          2,338,977
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,493,224
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      10.4%

--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

--------------------------------------------------------------------------------


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13G
---------------------                                         ------------------
CUSIP No. 66986W 10 8                                         Page 6 of 18 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      KENT A. KIRK, M.D.

--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3


--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S.A.

--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            154,247

      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          2,338,977
     OWNED BY
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             154,247

      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          2,338,977
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,493,224
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      10.4%

--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                         ------------------
CUSIP No. 66986W 10 8                                         Page 7 of 18 Pages
---------------------                                         ------------------

Item 1(a)      Name of Issuer:

                    NovaMed Eyecare, Inc.

Item 1(b)      Address of Issuer's Principal Executive Offices:

                    980 North Michigan Avenue
                    Suite 1620
                    Chicago, Illinois 60611

Item 2(a)      Name of Person Filing:

                    Kirk Family Limited Partnership
                    S. Kirk, S.C.
                    Kirk Eye Center, S.C.
                    Scott H. Kirk, M.D
                    Kent A. Kirk, M.D.

Item 2(b)      Address of Principal Business Office or, if None, Residence:

                    Kirk Family Limited Partnership
                    7427 Lake Street
                    River Forest, Illinois 60305

                    S. Kirk, S.C.
                    7427 Lake Street
                    River Forest, Illinois 60305

                    Kirk Eye Center, S.C.
                    7427 Lake Street
                    River Forest, Illinois 60305

                    Scott H. Kirk, M.D.
                    7427 Lake Street
                    River Forest, Illinois 60305

                    Kent A. Kirk, M.D.
                    7427 Lake Street
                    River Forest, Illinois 60305

---------------------                                         ------------------
CUSIP No. 66986W 10 8                                         Page 8 of 18 Pages
---------------------                                         ------------------

Item 2(c)      Citizenship:

                    Kirk Family Limited Partnership:   Georgia
                    S. Kirk, S.C.:                     Illinois
                    Kirk Eye Center, S.C.:             Illinois
                    Scott H. Kirk, M.D.:               U.S.A.
                    Kent A. Kirk, M.D.:                U.S.A.

Item 2(d)      Title of Class of Securities:

                    Common Stock, par value $.01 per share

Item 2(e)      CUSIP Number:

                    66986W 10 8

Item 3. If this Statement is Filed Pursuant to Rule 13d-1(b) or 13d-2(b) or (c), Check Whether the Person Filing is a:

                    Not Applicable.

Item 4.        Ownership:

               (a)  Amount Beneficially Owned:

                    Kirk Family Limited Partnership:   2,366,722
                    S. Kirk, S.C.:                     2,366,722 /(1)/
                    Kirk Eye Center, S.C.:             2,366,722 /(1)/
                    Scott H. Kirk, M.D.:               2,493,224 /(2)/
                    Kent A. Kirk, M.D.:                2,493,224 /(3)/

               (b)  Percent of Class:

                    Kirk Family Limited Partnership:   9.8%
                    S. Kirk, S.C.:                     9.8%  /(1)/
                    Kirk Eye Center, S.C.:             9.8%  /(1)/
                    Scott H. Kirk, M.D.:               10.4% /(2)/
                    Kent A. Kirk, M.D.:                10.4% /(3)/

---------------------                                         ------------------
CUSIP No. 66986W 10 8                                         Page 9 of 18 Pages
---------------------                                         ------------------

               (c)  Number of shares as to which person has:

                    Kirk Family Limited Partnership:

                    (i)    sole power to vote or to direct the vote: 2,338,977

                    (ii)   shared power to vote or to direct the vote: -0-

                    (iii) sole power to dispose or to direct the disposition of: 2,338,977

                    (iv) shared power to dispose or to direct the disposition of: -0-

                    S. Kirk, S.C.:

                    (i)    sole power to vote or to direct the vote: -0-

                    (ii)   shared power to vote or to direct the vote:
                           2,338,977 /(1)/

                    (iii) sole power to dispose or to direct the disposition of: -0-

                    (iv) shared power to dispose or to direct the disposition of: 2,338,977 /(1)/

                    Kirk Eye Center, S.C.:

                    (i)    sole power to vote or to direct the vote: -0-

                    (ii)   shared power to vote or to direct the vote:
                           2,338,977 /(1)/

                    (iii) sole power to dispose or to direct the disposition of: -0-

                    (iv) shared power to dispose or to direct the disposition of: 2,338,977 /(1)/

                    Scott H. Kirk, M.D.:

                    (i)    sole power to vote or to direct the vote: 154,247

                    (ii)   shared power to vote or to direct the vote:
                           2,338,977 /(2)/

---------------------                                        -------------------
CUSIP No. 66986W 10 8                                        Page 10 of 18 Pages
---------------------                                        -------------------

                    (iii) sole power to dispose or to direct the disposition of: 154,247

                    (iv) shared power to dispose or to direct the disposition of: 2,338,977 /(2)/

                    Kent A. Kirk, M.D.:

                    (i)    sole power to vote or to direct the vote: 154,247

                    (ii)   shared power to vote or to direct the vote:
                           2,338,977 /(3)/

                    (iii) sole power to dispose or to direct the disposition of: 154,247

                    (iv) shared power to dispose or to direct the disposition of: 2,338,977 /(3)/



___________________

/(1)/ S. Kirk, S.C. ("SKSC") and Kirk Eye Center, S.C. ("KEC") are the general partners of Kirk Family Limited Partnership ("KFLP"). In such capacity, SKSC and KEC share voting and investment power with respect to the shares held by KFLP and, therefore, may be deemed to be the beneficial owners of the shares held by KFLP.

/(2)/ Dr. Scott Kirk is the President, sole Director and sole shareholder of SKSC. In such capacity, Dr. Scott Kirk may be deemed to be the beneficial owner of the shares directly held by KFLP.

/(3)/ Dr. Kent Kirk is the President, sole Director and sole shareholder of KEC. In such capacity, Dr. Kent Kirk may be deemed to be the beneficial owner of the shares directly held by KFLP.

---------------------                                        -------------------
CUSIP No. 66986W 10 8                                        Page 11 of 18 Pages
---------------------                                        -------------------

Item 5.   Ownership of Five Percent or less of a Class:

               Not Applicable.

Item 6.   Ownership of More than Five Percent on Behalf of Another Person:

               Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

               Not Applicable.

Item 8.   Identification and Classification of Members of the Group:

               Not Applicable.

Item 9.   Notice of Dissolution of Group:

               Not Applicable.

Item 10.  Certification:

               Not Applicable.

---------------------                                        -------------------
CUSIP No. 66986W 10 8                                        Page 12 of 18 Pages
---------------------                                        -------------------

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 11, 2000


                              KIRK FAMILY LIMITED PARTNERSHIP

                              By:  S. Kirk, S.C., its General Partner

                                   By:  /S/ SCOTT H. KIRK, M.D.
                                        ---------------------------------
                                   Its: President

---------------------                                        -------------------
CUSIP No. 66986W 10 8                                        Page 13 of 18 Pages
---------------------                                        -------------------

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 11, 2000


                              S. KIRK, S.C.


                              By:  /s/ SCOTT H. KIRK, M.D.
                                   ------------------------------------------
                              Its: President

---------------------                                        -------------------
CUSIP No. 66986W 10 8                                        Page 14 of 18 Pages
---------------------                                        -------------------

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 11, 2000

                              KIRK EYE CENTER, S.C.


                              By:  /s/ KENT A. KIRK, M.D.
                                   -------------------------------------
                              Its: President

---------------------                                        -------------------
CUSIP No. 66986W 10 8                                        Page 15 of 18 Pages
---------------------                                        -------------------

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 11, 2000



                              By:  /s/ SCOTT H. KIRK, M.D.
                                   -----------------------
                                   Scott H. Kirk, M.D.

---------------------                                        -------------------
CUSIP No. 66986W 10 8                                        Page 16 of 18 Pages
---------------------                                        -------------------

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 11, 2000



                              By:  /s/ KENT A. KIRK, M.D.
                                   ----------------------
                                   Kent A. Kirk, M.D.

---------------------                                   -------------------
CUSIP No. 66986W 10 8                                   Page 17 of 18 Pages
---------------------                                   -------------------

                                 Exhibit Index
                                 -------------

                                                               Page No.
                                                               --------

1.       Joint Filing Agreement dated February 11, 2000 by
         and between Kirk Family Limited Partnership,
         S. Kirk, S.C., Kirk Eye Center, S.C., Scott H. Kirk,
         M.D., and Kent A. Kirk, M.D.                            18